Filed Pursuant to Rule 424 (b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED APRIL 16, 2010 TO PROSPECTUS DATED NOVEMBER 3, 2009

MARCH 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	March 2010	Year to Date	3/31/10	3/31/10

Series A-1	7.26%	6.13%	$5,102,991	$1,121.67

Series A-2	7.33%	6.55%	$1,447,921	$1,184.20

Series B-1	17.60%	9.62%	$7,813,053	$957.71

Series B-2	17.80%	10.17%	$3,100,482	$977.12

*	All performance is reported net of fees and expenses

Fund results for March 2010:

The Fund saw excellent results in the equities sector as global stock markets throughout the world surged in March. Pressure mounted on investors and fund managers to leave the safety of U.S. treasuries and participate in the equity rally. European stocks outperformed despite the weakening euro, a downgrade of Portugal’s debt, and a lack of resolution to Greece’s problems. Rising business confidence in Germany propelled the DAX to a gain of 9.7%, while Italy’s MIB40 (+8.5%), Spain’s IBEX (+4.8%), and Poland’s WIG20 (+12.6%), followed the lead. In Asia, Japan’s Nikkei (+10.3%) broke out to the upside as exporters benefitted from the weaker yen while China’s H-Share Index finished with a 7.5% gain despite ongoing government attempts to moderate growth. Equities in the U.S. had a solid month as the passage of the massive healthcare bill removed political uncertainty. Improving employment and consumer spending also contributed to new highs for the Nasdaq (+7.7%), S&P 500 (+6.0%), and Dow Jones Industrial Average (+5.3%). A mixture of long and short stock indices futures positions produced gains.

The Fund continued to experience significant gains from its energy positions as global economic strength propelled crude oil demand expectations higher while warm weather and inflated inventories extended the downtrend in natural gas prices. Overall strength in equities and progress between the IMF and EU to aid Greece’s debt problem, sent front-month crude oil prices above $83 per barrel. Front-month crude oil futures finished up 4.7% on the month. Conversely, front-month natural gas futures traded below the 200-day moving average, further solidifying bearish sentiment as production increased and demand waned. The natural gas supply appears poised to increase as current inventories moved to 8% above the five-year average. Meanwhile, the U.S. increased the number of natural gas rigs to 941, up 16% from a year earlier. These factors, combined with a mild weather forecast, sent front-month natural gas 19.6% lower on the month. The fund’s mixture of long and short energies positions resulted in gains during March.

The Fund also experienced solid results in its long metals positions as base metals surged despite the stronger U.S. dollar. London copper finished 8.4% higher as exchange inventories fell for most of the month. Strong U.S. employment figures, the onset of the construction season in the northern hemisphere, and heavy Chinese imports pushed copper prices to new highs for the year. Meanwhile, London nickel (+17.9%) rose to its highest level since June of 2008 as production problems in Australia and estimates that demand may exceed production by over 20,000 tons this year combined to support values. A revolutionary shift in favor of miners to quarterly market pricing for iron ore supported values as well. The Fund’s allocation to June Comex gold futures finished the month near unchanged as the strong U.S. dollar capped gains in the U.S. However, in euro and pound terms, gold established all-time highs as sovereign debt concerns prompted investors in the region to seek the safety of the precious metal. This led our long positions to an overall gain for this sector.

Other market sectors did not reveal significant trends and did not have a significant influence on this month’s overall positive performance.

For the month of March 2010, Series A-1 gained 7.26%, Series A-2 gained 7.33%, Series B-1 gained 17.60%, and Series B-2 gained 17.80%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
MARCH 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2010)

STATEMENT OF INCOME

March 2010

Investment income, interest	$111

Expenses Management fee	9,608
Ongoing offering expenses	—
Operating expenses	3,203
Selling Commissions	8,541
Other expenses	5
Incentive fee	—
Brokerage commissions	12,942

Total expenses	34,299

Net investment gain (loss)	(34,188)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	206,129
Net change in unrealized appreciation (depreciation) on futures and forward contracts	173,495

Net gain(loss) on investments	379,624

Net increase (decrease) in net assets from operations	$345,436

STATEMENT OF CHANGES IN NET ASSET VALUE

March 2010

Net assets, beginning of period	$4,091,816

Net increase (decrease) in net assets from operations	345,436
Capital share transactions
Issuance of shares	698,800
Redemption of shares	(33,061)

Net increase(decrease) in net assets from capital share transactions	665,739
Net increase(decrease) in net assets	1,011,175

Net assets, end of period	$5,102,991

NAV Per Unit, end of period	$1,121.67

SUPERFUND GOLD, L.P. — SERIES A-2
MARCH 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2010)

STATEMENT OF INCOME

March 2010

Investment income, interest	$31

Expenses
Management fee	2,722
Ongoing offering expenses	—
Operating expenses	907
Other expenses	2
Incentive fee	—
Brokerage commissions	3,669

Total expenses	7,300

Net investment gain (loss)	(7,269)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	56,933
Net change in unrealized appreciation (depreciation) on futures and forward contracts	49,196

Net gain(loss) on investments	106,129

Net increase (decrease) in net assets from operations	$98,860

STATEMENT OF CHANGES IN NET ASSET VALUE

March 2010

Net assets, beginning of period	$989,060

Net increase (decrease) in net assets from operations	98,860
Capital share transactions
Issuance of shares	360,000
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	360,000
Net increase(decrease) in net assets	458,860

Net assets, end of period	$1,447,920
NAV Per Unit, end of period	$1,184.20

SUPERFUND GOLD, L.P. — SERIES B-1
MARCH 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2010)

STATEMENT OF INCOME

March 2010

Investment income, interest	$178

Expenses
Management fee	14,711
Ongoing offering expenses	—
Operating expenses	4,903
Selling Commissions	13,077
Other expenses	12
Incentive fee	—
Brokerage commissions	28,487

Total expenses	61,190

Net investment gain(loss)	(61,012)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	442,534
Net change in unrealized appreciation (depreciation) on futures and forward contracts	787,784

Net gain(loss) on investments	1,230,318

Net increase (decrease) in net assets from operations	$1,169,306

STATEMENT OF CHANGE IN NET ASSET VALUE

March 2010

Net assets, beginning of period	$6,406,346

Net increase (decrease) in net assets from operations	1,169,306
Capital share transactions
Issuance of shares	246,250
Redemption of shares	(8,849)

Net increase (decrease) in net assets from capital share transactions	237,401
Net increase(decrease) in net assets	1,406,707

Net assets, end of period	$7,813,053

NAV Per Unit, end of period	$957.71

SUPERFUND GOLD, L.P. — SERIES B-2
MARCH 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2010)

STATEMENT OF INCOME

March 2010

Investment income, interest	$70

Expenses
Management fee	5,828
Ongoing offering expenses	—
Operating expenses	1,943
Other expenses	5
Incentive fee	—
Brokerage commissions	11,286

Total expenses	19,062

Net investment gain(loss)	(18,992)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	175,320
Net change in unrealized appreciation (depreciation) on futures and forward contracts	312,097

Net gain(loss) on investments	487,417

Net increase (decrease) in net assets from operations	$468,425

STATEMENT OF CHANGE IN NET ASSET VALUE

March 2010

Net assets, beginning of period	$2,553,057

Net increase (decrease) in net assets from operations	468,425
Capital share transactions
Issuance of shares	79,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	79,000
Net increase(decrease) in net assets	547,425

Net assets, end of period	$3,100,482
NAV Per Unit, end of period	$977.12

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.